Exhibit 10.2

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the “Agreement”) is effective September 30th, 2020.

BETWEEN:	RAINMAKER WORLDWIDE INC. (OTC: RAKR), a Nevada corporation with its principal place of business located at 271 Brock Street, Peterborough, ON K9H 2P8, Canada (“RAKR”).

AND:	CARLAW GROUP LTD. An Ontario corporation with its head office located at Suite 200, 412 Richmond Street East, Toronto, ON M5A 1P8, Canada (“CARLAW”).

WHEREAS RAKR Technology which has developed technology that produces clean, affordable water. Rainmaker Worldwide Technology’s patented water technology provides economical drinking water at scale wherever it is needed.

WHEREAS CARLAW has connections and relationships in West and North Africa and wishes to develop the African market in the commercial and charitable sectors.

WHEREAS the parties have expressed their interest in entering into a Joint Venture agreement to produce and distribute bottled water in North Africa (Egypt, Tunisia, Algeria), West Africa (15- ECOWAS Countries), and Kenya (the “Territory”). The Joint Venture business will be incorporated in an appropriate jurisdiction and operate as African Spring Water (“ASW”) or such other name as agreed between the parties.

WHEREAS Carlaw have negotiated terms for a license limited to the Territory for the RAKR Products and for RAKR’s continued advice and expertise in employing them.

WHEREAS the parties have expressed their interest in entering into a Joint Venture agreement to produce and distribute bottled water in the Territory. The Joint Venture business will be incorporated in a jurisdiction acceptable to both parties.

NOW, THEREFORE, in consideration of the mutual covenants and conditions, the parties agree as follows:

1. JOINT VENTURE

1.1 RAKR will form a joint venture with CARLAW for the production and distribution of bottled water under a brand name acceptable to both parties in a special purpose vehicle which shall be incorporated in a jurisdiction favorable to the objects of the JV (“ASW”). CARLAW shall meet all applicable regulatory standards and requirements. The ownership will be structured with CARLAW holding 49% and RAKR 51%.

(a) ASW will buy all services, training, installation services, support and equipment from RAKR at internal cost pricing included as Schedule A to this agreement;

(b) ASW will complete all regulatory approval requirements and manage timeframes;

(c) ASW will provide suggestions and recommendations for improving the RAKR products; and,

(d) CARLAW commits to purchasing three (3) Rainmaker AW-SO25 machines based on the following schedule.

i)	One (1) AW-SO25 machine ordered and payment received no later than October 30th, 2020

ii)	Two (2) AW-SO25 machines ordered and payment received no later than 15 days after successful installation and operation on site of first unit.

(e) RAKR acknowledges that all equipment has the RAKR warrantee which includes all parts and labour for 1 year from date of delivery. Furthermore, RAKR warrantees all products to meet or exceeds the documented specifications. In addition, the service contract entered into with ASW will effectively guarantee the performance of the product for a period of ten (10 years).

(f) ASW commits to purchasing 100 units over 3 years.

1.2 Under the partnership, RAKR shall be responsible to provide, on a timely basis, all necessary information to ASW, to allow ASW to carry out its responsibilities under this Agreement.

1.3 ASW is required to purchase equipment with a 100% deposit upon initiation of each order as per the attached schedule.

1.4 If RAKR does not deliver one (1) AW-SO25 120 days from the date payment is received for the first machine that is in working condition and meets the manufacturer’s specifications, then, at the discretion of CARLAW, RAKR will return 100% of the payment to CARLAW or CARLAW can convert this debt to shares of RAKR at a 20% discount to the last 30 day VWAP.

2. JOINT VENTURE COMMITTEE

2.1 For the purpose of carrying out and monitoring ASW, the parties hereby create a joint venture Committee (“ASWC”) composed of one (1) representative from each of CARLAW and RAKR. The initial ASWC shall be composed of:

for RAKR: Michael Skinner – mskinner@rainmakerww.com for

CARLAW: Perry Kotsopoulos – director@carlawgroup.com

2.2 During the term of this Agreement, each party may, at its sole discretion, replace any of its representatives on the ASWC. The appointment of a new representative shall be effective upon receipt by the other party of a written notice to that effect.

2.3 The ASWC shall hold monthly meetings via teleconferencing or otherwise to discuss technology development issues, to explore equipment innovation, network and service specifications, and review the planning and the scheduling of ASW to ensure the proper carrying out of ASW projects. The ASWC will issue a written progress report to be distributed to the management of RAKR and shareholder CARLAW no later than two days after the commencement of the meeting.

2.4 CARLAW and RAKR agree to provide water at competitive market rates and not to go below US$0.12 per litre unless mutually agreed between the ASW partners.

2.5 CARLAW and RAKR acknowledge that although this is a nonexclusive agreement that CARLAW brings certain exclusive partnerships and relationships to ASW. Therefore, ASW will identify each prospect or jurisdiction prior to installing an AW machine. Such registration and identification shall be attached as Appendix B. Additions can be made by an email sent to RAKR at mskinner@rainmakerww.com, or at such other address as may be provided by RAKR from time to time by notice (notice by electronic mail shall be deemed sufficient for such purposes), stating the name of the prospect or jurisdiction and the related contact person at such proposed to be solicited by ASW as well as such additional information requested by RAKR in such form as may be prescribed from time to time by RAKR. RAKR shall advise ASW within five (5) Business Days of a conflict. If RAKR fails to provide such consent within the said five (5) Business Day period, RAKR shall be deemed to have approved the solicitation of such prospect (with each prospect approved or deemed to have been approved by RAKR, hereafter, an “Exclusive Account”), it being acknowledged and agreed that RAKR may withhold its consent if RAKR, or its officers, directors, employees or other agents advise RAKR of a prior existing relationship with such prospect. ASW shall be required to renew the registration of each Exclusive Account registered every 180 days by following the same process set out above.

3. JOINT VENTURE PROJECT SCHEDULE

3.1 The parties agree that the initial duration of ASW shall be 10 years starting on September 30th 2020 and ending on September 30th, 2030. ASW will in concert with RAKR over time develop a mutually agreeable business plan.

3.2 Each party hereby undertakes to inform the other party, as soon as possible upon knowledge thereof, of any fact or event which might have a substantial impact on the feasibility of ASW.

3.3 In the event that the Joint Venture Project is delayed, for any reason whatsoever, beyond the Joint Venture Project schedule but that the Project is still feasible within a reasonable time frame, then each party hereby agrees to negotiate in good faith an extension of the initial Joint Venture Project schedule or any stage thereof.

4. TERMINATION

4.1 This Agreement shall be terminated if one party is declared bankrupt, becomes insolvent within the meaning of any insolvency law or makes an assignment of its property for the benefit of its creditors generally.

4.3 No party shall be entitled to any damages or compensation on the sole basis that this Agreement has been terminated in accordance with the provisions hereof and every party shall assume its own costs in carrying out its responsibilities under this Agreement.

5. CONFIDENTIALITY

5.1 Each party hereto recognizes that all information mutually disclosed to each party in connection with the matters mentioned herein shall be kept strictly confidential and shall not be disclosed without the prior written consent of the other party, other than on a confidential basis and to those employees of each party who have a need to know such information, and shall not be used by such party for any purpose other than the carrying out of ASW activities. The provisions of this article shall survive the termination of this Agreement.

6. INTELLECTUAL PROPERTY

6.1 The parties acknowledge that all intellectual property, including any improvement therefrom, pertaining to the Air-to-Water and Water-to-Water machines, its underlying Technology, the Patent application and any other national or international patent application resulting therefrom, and all other applications of the Technology, are and shall remain the entire and exclusive property of RAKR and the realization of the Joint Venture Project shall not in itself confer a license or a right in favor of CARLAW.

6.2 The provisions of this section shall survive the termination of this Agreement.

7. MISCELLANEOUS PROVISIONS

7.1 Any notice or other documents to be given to a party pursuant to this Agreement may be given by hand delivery to, by facsimile transmission to, by email or by prepaid mail addressed to the address indicated below for the party entitled to such notice or delivery or to such party’s principal place of business and shall be conclusively presumed to have been given and received on the date of such delivery or facsimile transmission or email on the fifth business day following such mailing (provided that any day on which there shall occur a disruption in mail delivery shall not be counted for such purpose), as the case may be.

RAINMAKER WORLDWIDE INC.

271 BROCK STREET, PETERBOROUGH, ON

K9H 2P8, CANADA

ATTN: Michael O’Connor

Email: moconnor@rainmakerww.com

CARLAW GROUP LTD.

SUITE 200, 412 RICHMOND STREET EAST

TORONTO ON M5A 1P8 CANADA

ATTN: Perry Kotsopoulos

Email: director@carlawgroup.com

7.2 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties.

7.3 This agreement is intended to create binding legal obligations on the Parties. The Parties acknowledge that by written agreement of both Parties the terms of this agreement may be amended in a more comprehensive final agreement. Where conflict or ambiguity exists or arises between any one or more of the provisions contained in this agreement and any one or more of the provisions contained in the comprehensive final agreement or Definitive Agreement, the provisions contained in this agreement shall, to the extent of such conflict or ambiguity, be deemed to govern and prevail

7.4 Neither party may assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other party except as otherwise designated by this agreement.

7.5 Time shall be of the essence hereof.

7.6 This Agreement shall be governed by and construed according to the laws of Ontario, Canada.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed on the date indicated above.

RANINMAKER WORLDWIDE INC.	CARLAW GROUP LTD.